UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 6, 2018

PACIFIC MERCANTILE BANCORP
(Exact name of registrant as specified in its charter)

California	0-30777	33-0898238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California		92626
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (714) 438-2500
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)
 Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Compensation Arrangements
On April 10, 2018 (the “Effective Date”), Pacific Mercantile Bancorp (the “Company”) entered into an Employment Agreement with Curt A. Christianssen (the “Employment Agreement”), pursuant to which Mr. Christianssen will continue to serve as the Executive Vice President and Chief Financial Officer of the Company and its wholly owned banking subsidiary, Pacific Mercantile Bank (the “Bank”), for a period of three years, commencing as of the Effective Date. The Employment Agreement replaces that certain Employment Agreement entered into effective January 1, 2015 between the Company and Mr. Christianssen, which terminated by its terms on January 1, 2018.
Set forth below is a brief summary of the compensation to be paid and the benefits to be received by Mr. Christianssen pursuant to the Employment Agreement. This summary is not intended to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.
Base Annual Salary. Mr. Christianssen’s base salary is $300,000 per year.
Bonus or Incentive Compensation. Mr. Christianssen will be eligible to receive annual incentive cash awards based upon achievement of performance criteria set forth in a management incentive compensation plan to be established and approved by the Compensation Committee.
Automobile Allowance. Mr. Christianssen will receive an automobile allowance of $950 per month to cover the costs to him of using his own automobile on Company and Bank business.
Other Benefits. Mr. Christianssen is entitled to participate in all of the health and other benefit plans made available to executive employees from time to time, and will be entitled to four weeks of annual vacation.
Severance Compensation.
Termination without Cause or for Good Reason. If Mr. Christianssen’s employment is terminated without Cause or Mr. Christianssen terminates his employment for Good Reason (in each case as defined in the Employment Agreement), Mr. Christianssen will be entitled to severance compensation consisting of a lump sum payment in an amount equal to one year of his then annual base salary.
Termination due to Disability. If Mr. Christianssen’s employment is terminated due to his disability, he would become entitled to receive his salary and a continuation of his medical and health care benefits for a period of six months following such termination of employment.
Termination due to Death. In the event of a termination of employment due to Mr. Christianssen’s death, his beneficiaries will be paid all salary and unused vacation accrued to, but unpaid as of, the date of his death.
Termination for Cause or Due to Expiration of Employment Agreement. If Mr. Christianssen’s employment is terminated for Cause (as defined in the Employment Agreement) or due to the expiration of the term of the Employment Agreement, he will not be entitled to any severance compensation.

Departure of Director
On April 6, 2018 our director Warren T. Finley provided notice to our board of directors (the "Board") of his intention to retire from his position on the Board of Directors of both the Company and the Bank, and as a member of each of the Audit Committee and Risk and Finance Committee. His retirement will be effective at the conclusion of the 2018 annual shareholders meeting of the Company to be held on May 16, 2018. Mr. Finley has confirmed that he has no disagreement with the Company on any matter relating to its operations, policies or practices, and there is no matter relating to his retirement that needs to be brought to the attention of the shareholders of the Company.
Mr. Finley has served on the Board of the Bank since its inception in 1999 and on the Board of the Company since its formation in 2000. The Board has expressed its sincere gratitude and appreciation to Mr. Finley for his valuable and outstanding contribution to the Company and the Bank during his tenure of service.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits.
The following exhibits are being filed as part of this report:

Exhibit No.	Description of Exhibit

10.1	Employment Agreement dated April 10, 2018, between the Company and Curt A. Christianssen.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: April 11, 2018	By:	/s/ THOMAS M. VERTIN
Thomas M. Vertin, President and Chief Executive Officer